Exhibit 99.1

Psychemedics Corporation Announces Record Revenues And Earnings

DECLARES 82nd CONSECUTIVE QUARTERLY DIVIDEND

ACTON, Mass., Feb. 6, 2017 /PRNewswire/ -- Psychemedics Corporation (NASDAQ: PMD) today announced fourth quarter and year-end financial results for the period ended December 31, 2016. The Company also announced a quarterly dividend of $0.15 per share payable to shareholders of record as of February 16, 2017 to be paid on February 27, 2017. This will be the Company's 82nd consecutive quarterly dividend.

The Company's revenue for the year ended December 31, 2016 was $39.0 million versus $27.0 million for the twelve months ended December 31, 2015, an increase of 45%. Net income for the twelve months ended December 31, 2016 was $6.7 million or $1.22 per diluted share, versus $1.5 million or $0.28 per diluted share, for the comparable period last year, an increase of 342%. The Company's revenue for the quarter ended December 31, 2016 was $10.8 million versus $6.1 million for the quarter ended December 31, 2015, an increase of 75%. Net income for the quarter ended December 31, 2016 was $2.4 million or $0.43 per diluted share, versus $185 thousand or $0.03 per diluted share, for the comparable period last year, an increase of 1,176%.

Raymond C. Kubacki, Chairman and Chief Executive Officer, said,

"2016 was a record year for the Company for revenues and earnings. The fourth quarter was also a record for any fourth quarter in the company's history for both revenue and earnings. The significant growth, for the year and the quarter, was primarily driven by our international business, specifically professional driver testing in Brazil. However, we also began to see improvement in the fourth quarter in some segments of our domestic business with nice pick-ups in Oil & Gas and Schools.

"We have noted since 2013 a significant opportunity in Brazil, and are pleased to see the results from the efforts of so many. This opportunity is to compete for the testing of drugs of abuse required for professional drivers in Brazil. This legally mandated program is showing significantly positive results for Brazil, with one study finding the number of accidents involving trucks on federal roads in the country decreased by 38% over the first 5 months of the program compared to the same period a year ago.

"While we are pleased that this large market is now underway and has good momentum and results, we are also mindful of the challenges that can accompany any new market as it develops.

"During the year, we were honored to be recognized for our world-class performance in customer service through a certification as a Center of Excellence by BenchmarkPortal. This is one of the most prestigious awards in the customer service and support industry. We also worked on several cost savings initiatives which contributed to our current earnings, as well as future financial performance.

"The Company's balance sheet remains strong with approximately $3.9 million in cash and $6.4 million of working capital. The total equipment financing outstanding was $3.4 million as of December 31, 2016, compared to a total original amount borrowed of $8.7 million. This reflects additional payments of $1.5 million, on top of our normal payments, made during the fourth quarter of 2016. Our directors share our confidence in the future of Psychemedics and remain committed to rewarding shareholders and sharing the financial success of the Company with them as we grow. Therefore, we are pleased to declare our quarterly dividend of $0.15 per share. This dividend represents our 82nd consecutive quarterly dividend.

"Regarding the recent swing in our stock price, it is important to note the following: the "news" story which precipitated the gyration in our stock was a press release put out by Omega Laboratories' Brazilian lawyers; it was a PR piece that contained speculation (e.g. no amount of money was mentioned in the decision) and it involved a case from a lower court in Brazil that is being appealed by our Brazilian-owned independent distributor; PMD is not a party to the case and to imply otherwise is totally misleading and untrue (See our press release of Jan 31, 2017).

"We have always been committed to fair competition in the marketplace. We rely on the quality of our test and not PR."

Psychemedics Corporation is the world's largest provider of hair testing for the detection of drugs of abuse. The Company's patented process is used by thousands of U.S. and international clients, including over 10% of the Fortune 500 companies, for pre-employment and random drug testing. Major police departments, Federal Reserve Banks, schools, and other public entities also rely on our unique patented drug testing process. We strongly believe our drug testing method to be superior to any other product currently in use, including traditional urine testing and other hair testing methods.

The Psychemedics web site is www.psychemedics.com

Cautionary Statement for purposes of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995: From time to time, information provided by Psychemedics may contain forward-looking information that involves risks and uncertainties. In particular, statements contained in this release that are not historical facts (including but not limited to statements concerning earnings, earnings per share, revenues, cash flows, dividends, future business, growth opportunities, profitability, pricing, new accounts, customer base, market share, test volume, sales and marketing strategies, U.S. and foreign drug testing laws and regulations and the enforcement of such laws and regulations, required investments in plant, equipment and people and new test development) may be "forward looking" statements. Actual results may differ from those stated in any forward-looking statements. Factors that may cause such differences include but are not limited to risks associated with the development of markets for new products and services offered, costs of capacity expansion, U.S. and foreign government regulation, including but not limited to FDA regulations, Brazilian laws and regulations, proposed laws and regulations, R&D spending, competition (including, without limitation, competition from other companies pursuing the same growth opportunities) and general economic conditions and other factors disclosed in the Company's filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only of the Company's expectations as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company's expectations or any change in events, conditions, or circumstances on which any such statement is based.

Psychemedics Corporation
Condensed Statements of Income
(in thousands, except per share data)
(UNAUDITED)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015

Revenues	$ 10,764	$ 6,134	$ 38,980	$ 26,975
Cost of revenues	4,366	3,482	17,530	14,258

Gross profit	6,398	2,652	21,450	12,717

Operating Expenses:
General & administrative	1,250	1,032	4,965	4,561
Marketing & selling	1,155	1,159	4,960	5,053
Research & development	356	347	1,415	1,632

Total Operating Expenses	2,761	2,538	11,340	11,246

Operating income	3,637	114	10,110	1,471
Other expense	(30)	(30)	(134)	(124)

Net income before provision for income taxes	3,607	84	9,976	1,347

Provision for / (benefit from) income taxes	1,247	(101)	3,298	(164)

Net income	$ 2,360	$ 185	$ 6,678	$ 1,511

Diluted net income per share	$ 0.43	$ 0.03	$ 1.22	$ 0.28

Dividends declared per share	$ 0.15	$ 0.15	$ 0.60	$ 0.60

Psychemedics Corporation
Balance Sheets
(in thousands, except share par value)
(UNAUDITED)

	December 31,	December 31,
	2016	2015

ASSETS
Current Assets:
Cash and cash equivalents	$ 3,938	$ 2,689
Accounts receivable, net of allowance for doubtful accounts
of $50 in 2016 and $59 in 2015	5,837	3,539
Prepaid expenses and other current assets	1,079	1,061
Income tax receivable	--	840
Total Current Assets	10,854	8,129

Fixed Assets, net of accumulated amortization and depreciation
of $8,900 in 2016 and $6,643 in 2015	13,358	13,133
Other assets	820	774

Total Assets	$ 25,032	$ 22,036

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$ 1,363	$ 747
Accrued expenses	1,988	1,198
Current portion of long-term debt	1,144	1,620
Total Current Liabilities	4,495	3,565

Long-term debt	2,237	4,272
Deferred tax liabilities, long-term	2,693	2,525
Total Liabilities	9,425	10,362

Shareholders' Equity:
Preferred stock, $0.005 par value, 873 shares authorized,
no shares issued or outstanding	--	--
Common stock, $0.005 par value; 50,000 shares authorized
6,128 shares issued in 2016 and 6,091 shares issued in 2015	31	30
Additional paid-in capital	30,603	30,022
Accumulated deficit	(4,945)	(8,296)
Less - Treasury stock, at cost, 668 shares in 2016 and 2015	(10,082)	(10,082)

Total Shareholders' Equity	15,607	11,674

Total Liabilities and Shareholders' Equity	$ 25,032	$ 22,036

Contact:
Neil Lerner
Vice President of Finance
(978) 206-8220
Neill@psychemedics.com